LEGEND SUN LIMITED

INDEX TO INTERIM STATEMENTS OF OPERATIONS AND CASHFLOW

Page

Statement of Income and Comprehensive Income for the Period from March 30, 2009 (Date of Inception)
to September 30, 2009	1

Statement of Cash Flows
from March 30, 2009 (Date of Inception) to September 30, 2009	2-3

LEGEND SUN LIMITED
STATEMENT OF INCOME AND COMPREHENSIVE INCOME

For the period from
March 30, 2009
(date of inception) to
September 30, 2009

Revenue	$ 24,011
Cost of goods sold	(9,285)

Gross profit	14,726
Operating expenses	(43,308)

OPERATING LOSS BEFORE INCOME TAXES	(28,582)
Other income	20,718
LOSS BEFORE INCOME TAXES	(7,864)

INCOME TAXES EXPENSES	-
NET LOSS	$ (7,864)

Loss per common share
Basic and fully diluted	$ (7,864)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	1

LEGEND SUN LIMITED
STATEMENT OF CASH FLOWS

For the period from
March 30, 2009
(date of inception) to
September 30, 2009

CASH FLOWS FROM OPERATING ACTIVITIES Net loss	$ (7,864)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	4,276
Changes in operating assets and liabilities:
Other receivable	(1,604)
Inventories	(7,237)
Security deposits	(40,189)
Accounts payable	3,602
Other payable	32,017
NET CASH USED IN OPERATING ACTIVITIES	(16,999)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(129,714)
NET CASH USED IN INVESTING ACTIVITIES	(129,714)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from stockholder's loan	166,084
Cash received from issuance of common stock	1
NET CASH PROVIDED BY FINANCING ACTIVITIES	166,085

NET INCREASE IN CASH AND CASH EQUIVALENTS	19,372

CASH AND CASH EQUIVALENTS
Beginning of period	$ -
End of period	$ 19,372

Supplemental disclosures of cash flow information:

Cash paid for interest	$ -
Cash paid for income taxes	$ -